Exhibit 10.28

SECOND AMENDMENT TO EMPLOYMENT CONTRACT

This SECOND AMENDMENT is made on of the 12 day of December 2008, between VICTOR P. PYNN (hereinafter referred to as “Employee”) and TRX, INC., a Georgia corporation (hereinafter referred to as the “Company”).

WHEREAS, Employee and the Company previously entered into that certain Employment Contract dated as of April 5, 2004, and as amended on April 27, 2005 (the “Employment Contract”); and

WHEREAS, Employee and the Company desire to further amend certain terms and provisions of the Employment Contract and to make certain amendments for compliance with Code Section 409A;

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) in hand paid each to the other and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree to amend the Employment Contract as follows:

1.        Section 2 of the Employment Contract shall be amended by deleting that section in its entirety and replacing it with the following new paragraph:

“2. Duties and Responsibilities. Effective as of 12 November 2008, Employee shall be employed in the role of business development reporting directly to the President & Chief Executive Officer of the Company. Employee shall be responsible for evaluating new business opportunities for the Company in the US and overseas. Effective as of 12 November 2008, Employee hereby resigns from all officer and director positions and all other fiduciary appointments of the Company and each of its affiliated companies. The parties further acknowledge and agree that as of 12 November 2008 (i) Employee’s position with the Company will not require him to devote his sole professional efforts for the benefit of the Company, (ii) the Company will not be required to provide an office for Employee at its premises and that any professional efforts expended by Employee on behalf of the Company may be performed at any offsite location, including the Employee’s residence, and (iii) Employee shall receive no reimbursement of expenses with respect to his maintenance of such offsite place of business.”

2.        Section 3(c) and Section 3(d) of the Employment Contract shall be amended by adding the following sentence at the end thereof:

“Any annual discretionary bonus amount payable to the Employee shall be paid in the form of a lump sum payment no later than thirty (30) days following the date of the determination and approval of the bonus amount; provided, however, that to receive the bonus, the Employee must be an “active employee in good standing” on the date the bonus is paid.”

3.        Pursuant to the provisions of Section 6(e) of the Employment Contract, the Employee and the Company hereby agree and acknowledge that the Term of the Employment Contract, as well as the Employee’s employment by the Company, shall end on April 5, 2009; provided, however, that Employee shall remain eligible for any applicable post-termination compensation as set forth in the Employment Contract.

4.        The amendments to the Employment Contract contained in this Second Amendment shall be effective as of the date specified in the particular amendments or, if none, as of the date of execution of this Second Amendment.

5.        Except as specifically amended herein, the Employment Contract, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

EMPLOYEE

/s/ Victor P. Pynn
Victor P. Pynn

TRX, INC.

/s/ David D. Cathcart
David D. Cathcart
CFO